Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report dated March 6, 2017, relating to the consolidated financial statements of Mast Therapeutics, Inc. (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern) for the year ended December 31, 2016, and our report dated March 6, 2017, relating to the internal control over financial reporting as of December 31, 2016, appearing in this Amendment No. 1 to the Registration Statement on Form S-4 (Registration Statement No. 333-216012), and to the reference to us under the heading “Experts”.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

March 10, 2017